Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE THIRD QUARTER OF 2010
Achieves Record Total Net Revenue of $4.6 Billion
          MINNEAPOLIS, October 20, 2010 — U.S. Bancorp (NYSE: USB) today reported net income of $908 million for the third quarter of 2010, or $.45 per diluted common share. Earnings for the third quarter were driven by record total net revenue of $4.6 billion. Highlights for the third quarter of 2010 included:
➢	Strong new lending activity of $54.8 billion during the third quarter, including:
▪	$12.1 billion of new commercial and commercial real estate commitments

▪	$18.8 billion of commercial and commercial real estate commitment renewals

▪	$1.4 billion of lines related to new credit card accounts

▪	$22.5 billion of mortgage and other retail originations
➢	Average total loan growth of 5.8 percent (a decline of .4 percent excluding acquisitions) over the third quarter of 2009
▪	Average total loan growth of .7 percent over the second quarter of 2010

▪	Average total commercial loan growth of 1.0 percent over the prior quarter, first linked quarter increase since the fourth quarter of 2008
➢	Significant growth in average deposits of 9.8 percent (2.7 percent excluding acquisitions) over the third quarter of 2009, including:
▪	7.4 percent growth in average noninterest-bearing deposits

▪	16.3 percent growth in average total savings deposits
➢	Total net revenue growth of 7.9 percent over the third quarter of 2009

➢	Net interest income growth of 14.8 percent over the third quarter of 2009, driven by a 7.6 percent increase in average earning assets and growth in lower cost core deposit funding

➢	Net interest margin of 3.91 percent for the third quarter of 2010, compared with 3.67 percent in the third quarter of 2009 (and 3.90 percent in the second quarter of 2010)

U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

➢	Strong year-over-year growth in payments-related fee income, commercial products revenue and mortgage banking revenue, driven by:
▪	Higher merchant processing services revenue (6.0 percent), corporate payment products revenue (5.5 percent) and credit and debit card revenue (2.6 percent)

▪	A 25.5 percent increase in commercial products revenue (principally syndication revenue, standby letters of credit fees and commercial loan fees)

▪	Record mortgage production of $16.6 billion, leading to a 12.3 percent increase in mortgage banking revenue
➢	Positive operating leverage on a linked quarter basis

➢	Decreased net charge-offs and nonperforming assets on a linked quarter basis. Provision for credit losses equal to net charge-offs.
▪	Fourth consecutive quarterly decrease in the provision for credit losses

▪	Net charge-offs declined 10.7 percent from the second quarter of 2010

▪	Nonperforming assets (excluding covered assets) decreased 4.6 percent from the second quarter of 2010

▪	Early and late stage loan delinquencies (excluding covered loans) as a percentage of ending loan balances declined in most loan categories on a linked quarter basis

▪	Allowance to period-end loans (excluding covered loans) was 3.10 percent at September 30, 2010, compared with 3.18 percent at June 30, 2010 (and 2.88 percent at September 30, 2009)

▪	Allowance to nonperforming assets (excluding covered assets) was 153 percent at September 30, 2010, compared with 146 percent at June 30, 2010 (and 134 percent at September 30, 2009)
➢	Capital generation continues to strengthen capital position; ratios at September 30, 2010 were:
▪	Tier 1 common equity ratio of 7.6 percent

▪	Tier 1 capital ratio of 10.3 percent

▪	Total risk based capital ratio of 13.3 percent
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

EARNINGS SUMMARY								Table 1

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD	Percent
($ in millions, except per-share data)	2010	2010	2009	2Q10	3Q09	2010	2009	Change

Net income attributable to U.S. Bancorp	$908	$766	$603	18.5	50.6	$2,343	$1,603	46.2
Diluted earnings per common share	$.45	$.45	$.30	—	50.0	$1.24	$.66	87.9

Return on average assets (%)	1.26	1.09	.90			1.11	.81
Return on average common equity (%)	12.8	13.4	10.0			12.3	7.7
Net interest margin (%)	3.91	3.90	3.67			3.90	3.62
Efficiency ratio (%)	51.9	52.4	47.5			51.1	48.1
Tangible efficiency ratio (%) (a)	49.9	50.4	45.3			49.1	45.9

Dividends declared per common share	$.05	$.05	$.05	—	—	$.15	$.15	—
Book value per common share (period-end)	$14.19	$13.69	$12.38	3.7	14.6

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.
     Net income attributable to U.S. Bancorp was $908 million for the third quarter of 2010, 50.6 percent higher than the $603 million for the third quarter of 2009 and 18.5 percent higher than the $766 million for the second quarter of 2010. Diluted earnings per common share of $.45 in the third quarter of 2010 were $.15 higher than the third quarter of 2009 and equal to the previous quarter. Return on average assets and return on average common equity were 1.26 percent and 12.8 percent, respectively, for the third quarter of 2010, compared with .90 percent and 10.0 percent, respectively, for the third quarter of 2009. Significant items in the third quarter of 2009 that impact the comparison of results included provision for credit losses in excess of net charge-offs of $415 million, net securities losses of $76 million and a $39 million gain related to the Company’s investment in Visa Inc. (NYSE: V). Diluted earnings per common share for the second quarter of 2010 included $.05 related to the issuance of perpetual preferred stock in exchange for certain income trust securities, net of related debt extinguishment costs. Additional significant items in the second quarter of 2010 included provision for credit losses in excess of net-charge-offs of $25 million, net securities losses of $21 million and a $28 million gain related to the Company’s investment in Visa Inc.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our third quarter results, once again, reflected the Company’s financial strength, fundamental operating model and business line momentum, as record total net revenue and reduced credit costs drove third quarter net income of $908 million, or $.45 per diluted common share. Growth in total net revenue year-over-year can be
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

attributed to an increase in net interest income, the result of higher earning assets and an expanded net interest margin. Noninterest income grew, albeit at a slower pace, year-over-year, as increases in payments-related revenue and our other fee-based businesses were partly offset by expected headwinds from recent legislative actions and current economic conditions.
     “Although total average loans, excluding acquisitions, were down slightly year-over-year, the Company recorded an increase in average loans quarter-over-quarter. Importantly, average commercial loans were higher on a linked quarter basis, as the utilization rate on commercial commitments stabilized. This is the first linked quarter increase in average commercial loans since the fourth quarter of 2008.
     “Credit quality continued to show noticeable improvement this quarter, as net charge-offs and nonperforming assets declined. The provision for credit losses was equal to net charge-offs in the third quarter, as the need to build the allowance for credit losses diminished with the quarter’s improved credit trends and relative stabilization of economic conditions. As I indicated last quarter, we have reached the inflection point in credit quality. Credit costs peaked for our Company in the first quarter of 2010. Despite this on-going improvement in credit quality, we did not reduce the allowance for credit losses this quarter, as our consumer loans continued to grow and the economy, although showing signs of stability, continues to hold a degree of uncertainty with high unemployment and a challenging real estate market. Moreover, as we move through this cycle, we are mindful of the need to continue to protect our fortress balance sheet.
     “In regard to the mortgage industry and recent questions concerning the validity of some foreclosures, I would like to reiterate our Company’s primary goal, which is to keep borrowers in their homes whenever possible. We actively participate in a number of loan modification programs that help to establish affordable payment options for our customers. Unfortunately, in some instances foreclosure, although a last resort effort, is a necessary step. We routinely review our procedures and we have confirmed that we have strong processes and controls in place to ensure that our affidavits are accurate and that no one is wrongfully foreclosed upon. We are able to closely manage the foreclosure process internally, given the manageable size and quality of our portfolio. We will continue to review our processes going forward and comply with any information requests received from regulatory and governmental authorities. We do believe, however, that a blanket foreclosure moratorium should be avoided in the interest of the national economic recovery.
     “Our Company’s capital position remains strong, and growing, with a Tier 1 common equity ratio of 7.6 percent and a Tier 1 capital ratio of 10.3 percent at September 30th. Raising the dividend remains a top priority for our management team and board of directors. We continue, however, to wait for final regulatory
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

capital guidelines to be established. Our current capital position and our ability to generate new capital each quarter through earnings give us confidence that we can meet or exceed any capital requirements that may be forthcoming, and be one of the first banks to gain regulatory approval to raise our dividend.
     “On September 15th, our management team hosted an investor conference in New York City. The theme of the day was “positioned to win,” and the day’s presentations led the audience of investors and analysts through a discussion on how our Company has prudently managed the fundamental elements of the business, how we have continued to invest in and enhance our business model over the past few years, and how we are managing and positioning each businesses line for future growth. We demonstrated how, by not changing course or succumbing to the easy growth strategies of the recent pre-crisis years, we have been able to manage well through a very challenging and uncertain economic environment, while positioning the Company to gain market share, produce industry-leading revenue growth, and achieve superior financial performance. I would not exchange our position in the industry for any other. We are moving forward with a sense of optimism and enthusiasm, focused on growing our businesses, sustaining an engaged and performance-driven workforce that provides superior service to our customers and communities and, importantly, creating long-term value for our shareholders.”
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

INCOME STATEMENT HIGHLIGHTS								Table 2

				Percent	Percent
				Change	Change
(Taxable-equivalent basis, $ in millions,	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD	Percent
except per-share data)	2010	2010	2009	2Q10	3Q09	2010	2009	Change

Net interest income	$2,477	$2,409	$2,157	2.8	14.8	$7,289	$6,356	14.7
Noninterest income	2,110	2,110	2,093	—	.8	6,138	5,936	3.4

Total net revenue	4,587	4,519	4,250	1.5	7.9	13,427	12,292	9.2
Noninterest expense	2,385	2,377	2,053	.3	16.2	6,898	6,053	14.0

Income before provision and taxes	2,202	2,142	2,197	2.8	.2	6,529	6,239	4.6
Provision for credit losses	995	1,139	1,456	(12.6)	(31.7)	3,444	4,169	(17.4)

Income before taxes	1,207	1,003	741	20.3	62.9	3,085	2,070	49.0
Taxable-equivalent adjustment	53	52	50	1.9	6.0	156	148	5.4
Applicable income taxes	260	199	86	30.7	nm	620	287	nm

Net income	894	752	605	18.9	47.8	2,309	1,635	41.2
Net (income) loss attributable to noncontrolling interests	14	14	(2)	—	nm	34	(32)	nm

Net income attributable to U.S. Bancorp	$908	$766	$603	18.5	50.6	$2,343	$1,603	46.2

Net income applicable to U.S. Bancorp common shareholders	$871	$862	$583	1.0	49.4	$2,381	$1,223	94.7

Diluted earnings per common share	$.45	$.45	$.30	—	50.0	$1.24	$.66	87.9

     Net income attributable to U.S. Bancorp for the third quarter of 2010 was $305 million (50.6 percent) higher than the same period of 2009 and $142 million (18.5 percent) higher than the second quarter of 2010. The increase in net income year-over-year was principally the result of strong growth in total net revenue, driven by an increase in both net interest income and fee-based revenue, and a lower provision for credit losses. These positive variances were partially offset by an increase in total noninterest expense. Compared with the prior quarter, favorable variances in total net revenue and the provision for credit losses were partly offset by a small increase in total noninterest expense.
     Total net revenue on a taxable-equivalent basis for the third quarter of 2010 was $4,587 million; $337 million (7.9 percent) higher than the third quarter of 2009, reflecting a 14.8 percent increase in net interest income and a .8 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets, primarily related to acquisitions, and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year as a result of higher payments-related revenue, commercial products revenue and mortgage banking revenue. Total net revenue on a taxable-equivalent basis was $68 million (1.5 percent) higher on a linked quarter
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

basis, due to a 2.8 percent increase in net interest income, driven by higher average loan and loans held-for-sale balances.
     Total noninterest expense in the third quarter of 2010 was $2,385 million; $332 million (16.2 percent) higher than the third quarter of 2009, and $8 million (.3 percent) higher than the second quarter of 2010. The increase in total noninterest expense year-over-year was primarily due to the impact of acquisitions and compensation and employee benefits expense. Total noninterest expense was relatively flat compared with the second quarter of 2010 with favorable variances in most expense categories being partially offset by higher compensation, marketing and business development and professional services expense.
     The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the third quarter of 2010 was $995 million, $144 million lower than the second quarter of 2010 and $461 million lower than the third quarter of 2009. The provision for credit losses equaled net charge-offs in the third quarter of 2010, but exceeded net charge-offs by $25 million in the second quarter of 2010, and by $415 million in the third quarter of 2009. Net charge-offs in the third quarter of 2010 were $995 million, lower than the $1,114 million in the second quarter of 2010, and the $1,041 million in the third quarter of 2009. Given current economic conditions, the Company expects the level of net charge-offs to continue to trend lower in the fourth quarter of 2010.
     Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. Excluding covered assets, nonperforming assets were $3,563 million at September 30, 2010, $3,734 million at June 30, 2010, and $3,720 million at September 30, 2009. The decline on both a linked quarter and year-over-year basis was led by reductions in the construction and land development nonperforming portfolios, as the Company continued to resolve and reduce exposure to these problem assets. There was also improvement in the other commercial portfolios as the economy began to stabilize. However, there is continued stress in the residential mortgage and credit card portfolios, as well as an increase in foreclosed properties, due to the impact of the overall duration of the economic slowdown. Covered nonperforming assets were $1,851 million at September 30, 2010, $2,151 million at June 30, 2010, and $672 million at September 30, 2009. The majority of the nonperforming covered assets were considered credit-impaired at acquisition and were recorded at their estimated fair value at the date of acquisition. The year-over-year increase in covered nonperforming assets was due to the fourth quarter of 2009 acquisition of the banking operations of First Bank of Oak Park Corporation (“FBOP”). The ratio of the allowance for
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

credit losses to period-end loans, excluding covered loans, was 3.10 percent at September 30, 2010, compared with 3.18 percent at June 30, 2010, and 2.88 percent at September 30, 2009. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.85 percent at September 30, 2010, compared with 2.89 percent at June 30, 2010, and 2.73 percent at September 30, 2009. The Company expects total nonperforming assets, excluding covered assets, to continue to trend lower in the fourth quarter.

NET INTEREST INCOME								Table 3

				Change	Change
	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD
(Taxable-equivalent basis; $ in millions)	2010	2010	2009	2Q10	3Q09	2010	2009	Change

Components of net interest income
Income on earning assets	$3,132	$3,049	$2,909	$83	$223	$9,227	$8,722	$505
Expense on interest-bearing liabilities	655	640	752	15	(97)	1,938	2,366	(428)

Net interest income	$2,477	$2,409	$2,157	$68	$320	$7,289	$6,356	$933

Average yields and rates paid
Earning assets yield	4.95%	4.94%	4.94%	.01%	.01%	4.94%	4.97%	(.03)%
Rate paid on interest-bearing liabilities	1.25	1.25	1.54	—	(.29)	1.25	1.63	(.38)

Gross interest margin	3.70%	3.69%	3.40%	.01%	.30%	3.69%	3.34%	.35%

Net interest margin	3.91%	3.90%	3.67%	.01%	.24%	3.90%	3.62%	.28%

Average balances
Investment securities (a)	$47,870	$47,140	$42,558	$730	$5,312	$47,080	$42,357	$4,723
Loans	192,541	191,161	181,968	1,380	10,573	192,192	183,837	8,355
Earning assets	251,916	247,446	234,111	4,470	17,805	249,408	234,559	14,849
Interest-bearing liabilities	208,653	205,929	194,202	2,724	14,451	208,037	193,649	14,388
Net free funds (b)	43,263	41,517	39,909	1,746	3,354	41,371	40,910	461

(a)	Excludes unrealized gain (loss)

(b)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.
Net Interest Income
     Net interest income on a taxable-equivalent basis in the third quarter of 2010 was $2,477 million, compared with $2,157 million in the third quarter of 2009, an increase of $320 million (14.8 percent). The increase was the result of growth in average earning assets and an expanded net interest margin. Average earning assets were $17.8 billion (7.6 percent) higher than the third quarter of 2009, driven by increases of $10.6 billion (5.8 percent) in average loans and $5.3 billion (12.5 percent) in average investment securities, while the net interest margin was higher principally due to the impact of favorable funding rates and improved credit spreads. Net interest income increased $68 million (2.8 percent) on a linked quarter basis,
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

mainly as a result of an increase in average earning assets and day basis. During the third quarter of 2010, the net interest margin was 3.91 percent, compared with 3.67 percent in the third quarter of 2009 and 3.90 percent in the second quarter of 2010.

AVERAGE LOANS								Table 4

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	2Q10	3Q09	2010	2009	Change

Commercial	$40,726	$40,095	$44,655	1.6	(8.8)	$40,550	$47,109	(13.9)
Lease financing	6,058	6,245	6,567	(3.0)	(7.8)	6,248	6,678	(6.4)

Total commercial	46,784	46,340	51,222	1.0	(8.7)	46,798	53,787	(13.0)

Commercial mortgages	26,008	25,606	24,296	1.6	7.0	25,688	23,911	7.4
Construction and development	8,182	8,558	9,533	(4.4)	(14.2)	8,477	9,742	(13.0)

Total commercial real estate	34,190	34,164	33,829	.1	1.1	34,165	33,653	1.5

Residential mortgages	27,890	26,821	24,405	4.0	14.3	27,045	24,096	12.2

Credit card	16,510	16,329	15,387	1.1	7.3	16,403	14,444	13.6
Retail leasing	4,289	4,364	4,822	(1.7)	(11.1)	4,387	4,989	(12.1)
Home equity and second mortgages	19,289	19,332	19,368	(.2)	(.4)	19,340	19,298	.2
Other retail	24,281	23,357	22,647	4.0	7.2	23,664	22,795	3.8

Total retail	64,369	63,382	62,224	1.6	3.4	63,794	61,526	3.7

Total loans, excluding covered loans	173,233	170,707	171,680	1.5	.9	171,802	173,062	(.7)

Covered loans	19,308	20,454	10,288	(5.6)	87.7	20,390	10,775	89.2

Total loans	$192,541	$191,161	$181,968	.7	5.8	$192,192	$183,837	4.5

     Total average loans were $10.6 billion (5.8 percent) higher in the third quarter of 2010 than the third quarter of 2009, driven by the FBOP acquisition and growth in residential mortgages (14.3 percent) and retail loans (3.4 percent). These increases were partially offset by an 8.7 percent decline in total average commercial loans, principally due to lower utilization of existing commitments and reduced demand for new loans. Year-over-year retail loan growth was driven by increases in credit cards and installment loans. Included in the growth of average credit card loans outstanding were portfolio purchases of $1.3 billion in the third quarter of 2009 and $.5 billion in the second quarter of 2010. Total average loans were $1.4 billion (.7 percent) higher in the third quarter of 2010 than the second quarter of 2010, as increases in the majority of loan categories, principally residential mortgages (4.0 percent) and other retail loans (4.0 percent), were partially offset by lower covered loans (5.6 percent). Relatively stable commitment utilization by corporate
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

customers and a higher demand for new loans from credit-worthy borrowers resulted in a modest increase in total commercial and commercial real estate balances.
     Average investment securities in the third quarter of 2010 were $5.3 billion (12.5 percent) higher year-over-year and $730 million (1.5 percent) higher than the prior quarter. The increases over the prior year and linked quarter were primarily due to purchases of U.S. government agency-backed securities.

AVERAGE DEPOSITS								Table 5

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	2Q10	3Q09	2010	2009	Change

Noninterest-bearing deposits	$39,732	$39,917	$36,982	(.5)	7.4	$39,223	$36,800	6.6
Interest-bearing savings deposits
Interest checking	39,308	39,503	38,218	(.5)	2.9	39,599	35,906	10.3
Money market savings	38,005	40,256	33,387	(5.6)	13.8	39,710	29,541	34.4
Savings accounts	22,008	20,035	13,824	9.8	59.2	20,038	12,160	64.8

Total of savings deposits	99,321	99,794	85,429	(.5)	16.3	99,347	77,607	28.0
Time certificates of deposit less than $100,000	16,024	16,980	16,985	(5.6)	(5.7)	17,105	17,691	(3.3)
Time deposits greater than $100,000	27,583	26,627	26,966	3.6	2.3	27,162	31,293	(13.2)

Total interest-bearing deposits	142,928	143,401	129,380	(.3)	10.5	143,614	126,591	13.4

Total deposits	$182,660	$183,318	$166,362	(.4)	9.8	$182,837	$163,391	11.9

     Average total deposits for the third quarter of 2010 were $16.3 billion (9.8 percent) higher than the third quarter of 2009. Excluding deposits from acquisitions, average total deposits increased $4.5 billion (2.7 percent) over the third quarter of 2009. Noninterest-bearing deposits increased $2.8 billion (7.4 percent) year-over-year, due to growth in the Consumer and Wholesale Banking business line balances and the impact of acquisitions. Average total savings deposits were $13.9 billion (16.3 percent) higher year-over-year, the result of growth in Consumer Banking, Wholesale Banking, institutional and corporate trust balances, and the impact of acquisitions. Average time certificates of deposit less than $100,000 were $961 million (5.7 percent) lower year-over-year, as a decrease in Consumer Banking balances was partially offset by acquisition-related growth. Average time deposits greater than $100,000 were higher by $617 million (2.3 percent), reflecting the impact of acquisitions, partially offset by a decrease in required overall wholesale funding.
     Average total deposits decreased $658 million (.4 percent) from the second quarter of 2010, primarily due to declines in average time deposits less than $100,000 of $956 million (5.6 percent) and average total
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

savings deposits of $473 million (.5 percent), partially offset by an increase in average time deposits over $100,000 of $956 million (3.6 percent). Total average savings deposits decreased on a linked quarter basis, principally due to a decline in corporate trust and institutional trust and broker-dealer balances, partially offset by higher Consumer Banking balances. The reduction in average time certificates of deposit less than $100,000 reflected maturities and fewer renewals given the low interest rate environment, while the increase in average time certificates of deposit greater than $100,000 reflected wholesale funding decisions.

NONINTEREST INCOME								Table 6

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	2Q10	3Q09	2010	2009	Change

Credit and debit card revenue	$274	$266	$267	3.0	2.6	$798	$782	2.0
Corporate payment products revenue	191	178	181	7.3	5.5	537	503	6.8
Merchant processing services	318	320	300	(.6)	6.0	930	836	11.2
ATM processing services	105	108	103	(2.8)	1.9	318	309	2.9
Trust and investment management fees	267	267	293	—	(8.9)	798	891	(10.4)
Deposit service charges	160	199	256	(19.6)	(37.5)	566	732	(22.7)
Treasury management fees	139	145	141	(4.1)	(1.4)	421	420	.2
Commercial products revenue	197	205	157	(3.9)	25.5	563	430	30.9
Mortgage banking revenue	310	243	276	27.6	12.3	753	817	(7.8)
Investment products fees and commissions	27	30	27	(10.0)	—	82	82	—
Securities gains (losses), net	(9)	(21)	(76)	57.1	88.2	(64)	(293)	78.2
Other	131	170	168	(22.9)	(22.0)	436	427	2.1

Total noninterest income	$2,110	$2,110	$2,093	—	.8	$6,138	$5,936	3.4

Noninterest Income
     Third quarter noninterest income was $2,110 million; $17 million (.8 percent) higher than the third quarter of 2009 and equal to the second quarter of 2010. Year-over-year, noninterest income benefited from payments-related revenues, which were $35 million (4.7 percent) higher, largely due to increased transaction volumes, and a $40 million (25.5 percent) increase in commercial products revenue, attributable to higher standby letters of credit fees, commercial loan fees and syndication revenue. Additionally, mortgage banking revenue was higher than the same quarter of 2009 by $34 million (12.3 percent), driven by higher production and servicing revenue, partially offset by an unfavorable net change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities. Total noninterest income was also favorably impacted by a year-over-year change in net securities losses, which were $67 million (88.2
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

percent) lower than the prior year, primarily due to lower impairments. Trust and investment management fees declined $26 million (8.9 percent) year-over-year, as low interest rates negatively impacted money market investment fees and lower money market fund balances led to a decline in account-level fees. Deposit service charges decreased $96 million (37.5 percent) as a result of revised overdraft fee policies and lower overdraft incidences. Other income was $37 million (22.0 percent) lower than the prior year primarily due to the third quarter of 2009 gain related to the Company’s investment in Visa Inc. and lower customer derivative revenue, partially offset by improved retail lease residual valuation income and higher income from equity investments.
     Noninterest income was $2,110 million in both the third quarter and second quarter of 2010. Payments-related revenue increased $19 million (2.5 percent), primarily driven by seasonally higher transaction volumes in corporate payment products. Mortgage banking revenue increased $67 million (27.6 percent) due to strong mortgage production, partially offset by an unfavorable net change in the valuation of MSRs and related economic hedging activities. The $12 million (57.1 percent) favorable change in net securities losses on a linked quarter basis was primarily due to higher securities gains in the current quarter. Offsetting these favorable variances on a linked quarter basis were declines in deposit service charges of $39 million (19.6 percent), reflecting the impact of revised overdraft fee policies, treasury management fees of $6 million (4.1 percent), owing to seasonally lower government-related processing, and commercial products revenue of $8 million (3.9 percent), mainly due to lower syndication fees related to tax-advantaged investment transactions. In addition, other income was $39 million (22.9 percent) lower primarily due to a $28 million gain in the second quarter of 2010 related to the Company’s investment in Visa Inc. and lower customer derivative revenue, partially offset by improved retail lease residual valuation income.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

NONINTEREST EXPENSE								Table 7

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	2Q10	3Q09	2010	2009	Change

Compensation	$973	$946	$769	2.9	26.5	$2,780	$2,319	19.9
Employee benefits	171	172	134	(.6)	27.6	523	429	21.9
Net occupancy and equipment	229	226	203	1.3	12.8	682	622	9.6
Professional services	78	73	63	6.8	23.8	209	174	20.1
Marketing and business development	108	86	137	25.6	(21.2)	254	273	(7.0)
Technology and communications	186	186	175	—	6.3	557	487	14.4
Postage, printing and supplies	74	75	72	(1.3)	2.8	223	218	2.3
Other intangibles	90	91	94	(1.1)	(4.3)	278	280	(.7)
Other	476	522	406	(8.8)	17.2	1,392	1,251	11.3

Total noninterest expense	$2,385	$2,377	$2,053	.3	16.2	$6,898	$6,053	14.0

Noninterest Expense
     Noninterest expense in the third quarter of 2010 totaled $2,385 million, an increase of $332 million (16.2 percent) over the third quarter of 2009, and an $8 million increase (.3 percent) over the second quarter of 2010. The increase in noninterest expense over a year ago was principally due to the impact of acquisitions and increased compensation expense. Compensation and employee benefits expense increased by $204 million (26.5 percent) and $37 million (27.6 percent), respectively, year-over-year, primarily because of acquisitions, higher incentives related to the Company’s improved financial results, merit increases and the five percent cost reduction program that was in effect during the third quarter of 2009. Net occupancy and equipment expense increased $26 million (12.8 percent), principally due to acquisitions and other business initiatives. Professional services expense was $15 million (23.8 percent) higher year-over-year, due to acquisitions, payments-related projects and legal costs. Technology and communications expense increased $11 million (6.3 percent), as a result of business initiatives and volume increases across various business lines. Other expense was higher by $70 million (17.2 percent) largely due to increases in costs related to investments in affordable housing and other real estate owned. Marketing and business development expense decreased $29 million (21.2 percent) from the prior year mainly due to payments-related initiatives during 2009, partially offset by a higher contribution to the Company’s charitable foundation in the third quarter of 2010.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

     Noninterest expense was relatively flat on a linked quarter basis, increasing $8 million (.3 percent). Compensation expense increased $27 million (2.9 percent), principally due to higher incentives and commissions. Professional services expense was $5 million (6.8 percent) higher on a linked quarter basis, primarily due to payments-related initiatives. Marketing and business development expense was higher by $22 million (25.6 percent), compared with the second quarter of 2010, reflecting an increase in the Company’s contribution to its charitable foundation, partially offset by the timing of credit card product initiatives and other marketing campaigns. Offsetting these unfavorable variances, was a $46 million (8.8 percent) decrease in other expense on a linked quarter basis, primarily due to a reduction in conversion costs related to the FBOP acquisition and the impact of debt extinguishment costs associated with the income trust securities exchange that was completed and recorded in the prior quarter.
Provision for Income Taxes
     The provision for income taxes for the third quarter of 2010 resulted in a tax rate on a taxable-equivalent basis of 25.9 percent (effective tax rate of 22.5 percent), compared with 18.4 percent (effective tax rate of 12.4 percent) in the third quarter of 2009 and 25.0 percent (effective tax rate of 20.9 percent) in the second quarter of 2010. The increases in effective tax rate principally reflected the marginal impact of higher pretax earnings.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

ALLOWANCE FOR CREDIT LOSSES					Table 8

	3Q	2Q	1Q	4Q	3Q
($ in millions)	2010	2010	2010	2009	2009

Balance, beginning of period	$5,536	$5,439	$5,264	$4,986	$4,571

Net charge-offs
Commercial	153	223	243	250	200
Lease financing	18	22	34	33	44

Total commercial	171	245	277	283	244
Commercial mortgages	113	71	46	30	30
Construction and development	94	156	146	144	159

Total commercial real estate	207	227	192	174	189

Residential mortgages	132	138	145	153	129

Credit card	296	317	312	285	271
Retail leasing	2	4	5	5	8
Home equity and second mortgages	79	79	90	96	89
Other retail	101	99	111	111	111

Total retail	478	499	518	497	479

Total net charge-offs, excluding covered loans	988	1,109	1,132	1,107	1,041
Covered loans	7	5	3	3	—

Total net charge-offs	995	1,114	1,135	1,110	1,041
Provision for credit losses	995	1,139	1,310	1,388	1,456
Net change for credit losses to be reimbursed by the FDIC	4	72	—	—	—

Balance, end of period	$5,540	$5,536	$5,439	$5,264	$4,986

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$5,245	$5,248	$5,235	$5,079	$4,825
Allowance for credit losses to be reimbursed by the FDIC	76	72	—	—	—
Liability for unfunded credit commitments	219	216	204	185	161

Total allowance for credit losses	$5,540	$5,536	$5,439	$5,264	$4,986

Gross charge-offs	$1,069	$1,186	$1,206	$1,174	$1,105
Gross recoveries	$74	$72	$71	$64	$64

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	3.10	3.18	3.20	3.04	2.88
Nonperforming loans, excluding covered loans	181	168	156	153	150
Nonperforming assets, excluding covered assets	153	146	136	135	134

Period-end loans	2.85	2.89	2.85	2.70	2.73
Nonperforming loans	133	120	109	110	136
Nonperforming assets	102	94	85	89	114
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

Credit Quality
     Net charge-offs and nonperforming assets declined on a linked quarter basis as economic conditions moderated. The allowance for credit losses was $5,540 million at September 30, 2010, compared with $5,536 million at June 30, 2010, and $4,986 million at September 30, 2009. Total net charge-offs in the third quarter of 2010 were $995 million, compared with $1,114 million in the second quarter of 2010, and $1,041 million in the third quarter of 2009. The decrease in total net charge-offs was principally due to improvement in the commercial and commercial real estate portfolios. The Company recorded $995 million of provision for credit losses, equal to net charge-offs during the third quarter of 2010. The allowance for credit losses reimbursable by the FDIC was higher by $4 million, which increased the total allowance for credit losses by the same amount.
     Commercial and commercial real estate loan net charge-offs decreased to $378 million in the third quarter of 2010 (1.85 percent of average loans outstanding) compared with $472 million (2.35 percent of average loans outstanding) in the second quarter of 2010 and $433 million (2.02 percent of average loans outstanding) in the third quarter of 2009. The decrease primarily reflected the resolution of certain major construction projects and the impact of more stable economic conditions on the Company’s commercial loan portfolios.
     Residential mortgage loan net charge-offs decreased to $132 million (1.88 percent of average loans outstanding) in the third quarter of 2010 from $138 million (2.06 percent of average loans outstanding) in the second quarter of 2010, reflecting the positive impact of restructuring programs. Residential mortgage loan net charge-offs in the current quarter remained higher, however, than the $129 million (2.10 percent of average loans outstanding) recorded in the third quarter of 2009. Total retail loan net charge-offs were $478 million (2.95 percent of average loans outstanding) in the third quarter of 2010, lower than the $499 million (3.16 percent of average loans outstanding) in the second quarter of 2010 and the $479 million (3.05 percent of average loans outstanding) in the third quarter of 2009. The level of retail loan net-charge-offs was impacted by credit card portfolio purchases recorded at fair value in the beginning in the third quarter of 2009.
     The ratio of the allowance for credit losses to period-end loans was 2.85 percent (3.10 percent excluding covered loans) at September 30, 2010, compared with 2.89 percent (3.18 percent excluding covered loans) at June 30, 2010, and 2.73 percent (2.88 percent excluding covered loans) at September 30, 2009. The ratio of the allowance for credit losses to nonperforming loans was 133 percent (181 percent excluding covered
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

loans) at September 30, 2010, compared with 120 percent (168 percent excluding covered loans) at June 30, 2010, and 136 percent (150 percent excluding covered loans) at September 30, 2009.

CREDIT RATIOS					Table 9

	3Q	2Q	1Q	4Q	3Q
(Percent)	2010	2010	2010	2009	2009

Net charge-offs ratios (a)
Commercial	1.49	2.23	2.41	2.28	1.78
Lease financing	1.18	1.41	2.14	2.02	2.66
Total commercial	1.45	2.12	2.38	2.25	1.89

Commercial mortgages	1.72	1.11	.73	.48	.49
Construction and development	4.56	7.31	6.80	6.24	6.62
Total commercial real estate	2.40	2.67	2.28	2.03	2.22

Residential mortgages	1.88	2.06	2.23	2.37	2.10

Credit card (b)	7.11	7.79	7.73	6.89	6.99
Retail leasing	.19	.37	.45	.43	.66
Home equity and second mortgages	1.62	1.64	1.88	1.96	1.82
Other retail	1.65	1.70	1.93	1.91	1.94
Total retail	2.95	3.16	3.30	3.11	3.05

Total net charge-offs, excluding covered loans	2.26	2.61	2.68	2.54	2.41

Covered loans	.14	.10	.06	.06	—

Total net charge-offs	2.05	2.34	2.39	2.30	2.27

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (c)
Commercial	.19	.21	.18	.22	.17
Commercial real estate	.05	.09	.01	.02	.12
Residential mortgages	1.75	1.85	2.26	2.80	2.32
Retail	.85	.95	1.00	1.07	1.00
Total loans, excluding covered loans	.66	.72	.78	.88	.78
Covered loans	4.96	4.91	3.90	3.59	8.18
Total loans	1.08	1.16	1.12	1.19	1.16

Delinquent loan ratios - 90 days or more past due including nonperforming loans (c)
Commercial	1.67	1.89	2.06	2.25	2.19
Commercial real estate	4.20	4.84	5.37	5.22	5.22
Residential mortgages	3.90	4.08	4.33	4.59	3.86
Retail	1.26	1.32	1.37	1.39	1.28
Total loans, excluding covered loans	2.37	2.61	2.82	2.87	2.69
Covered loans	11.12	11.72	11.19	9.76	11.97
Total loans	3.23	3.56	3.74	3.64	3.18

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 7.84 percent for the third quarter of 2010, 8.53 percent for the second quarter of 2010, 8.42 percent for the first quarter of 2010, 7.46 percent for the fourth quarter of 2009 and 7.30 percent for the third quarter of 2009.

(c)	Ratios are expressed as a percent of ending loan balances.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

ASSET QUALITY					Table 10

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
($ in millions)	2010	2010	2010	2009	2009

Nonperforming loans
Commercial	$594	$669	$758	$866	$908
Lease financing	111	115	113	125	119

Total commercial	705	784	871	991	1,027

Commercial mortgages	624	601	596	581	502
Construction and development	799	1,013	1,236	1,192	1,230

Total commercial real estate	1,423	1,614	1,832	1,773	1,732
Residential mortgages	614	607	550	467	383
Retail	262	237	229	204	174

Total nonperforming loans, excluding covered loans	3,004	3,242	3,482	3,435	3,316
Covered loans	1,172	1,360	1,524	1,350	362

Total nonperforming loans	4,176	4,602	5,006	4,785	3,678
Other real estate (a)	537	469	482	437	366
Covered other real estate (a)	679	791	861	653	310
Other nonperforming assets	22	23	31	32	38

Total nonperforming assets (b)	$5,414	$5,885	$6,380	$5,907	$4,392

Total nonperforming assets, excluding covered assets	$3,563	$3,734	$3,995	$3,904	$3,720

Accruing loans 90 days or more past due, excluding covered loans	$1,165	$1,239	$1,321	$1,525	$1,344

Accruing loans 90 days or more past due	$2,110	$2,221	$2,138	$2,309	$2,125

Restructured loans that continue to accrue interest (c)	$2,180	$2,112	$2,008	$1,794	$1,800

Nonperforming assets to loans plus ORE, excluding covered assets (%)	2.02	2.17	2.34	2.25	2.14
Nonperforming assets to loans plus ORE (%)	2.76	3.05	3.31	3.02	2.39

(a)	Includes equity investments whose only asset is other real estate owned

(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest

(c)	Excludes temporary concessionary modifications under hardship programs
     Nonperforming assets at September 30, 2010, totaled $5,414 million, compared with $5,885 million at June 30, 2010, and $4,392 million at September 30, 2009. Total nonperforming assets at September 30, 2010, included $1,851 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 2.76 percent (2.02 percent excluding covered assets) at September 30, 2010, compared with 3.05 percent (2.17 percent excluding covered assets) at June 30, 2010, and 2.39 percent (2.14 percent excluding covered assets) at September 30, 2009. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by the construction and land development portfolios,
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

as well as improvement in other commercial portfolios. Given current economic conditions, the Company expects nonperforming assets, excluding covered assets, to trend lower in the fourth quarter.
     Accruing loans 90 days or more past due were $2,110 million ($1,165 million excluding covered loans) at September 30, 2010, compared with $2,221 million ($1,239 million excluding covered loans) at June 30, 2010, and $2,125 million ($1,344 million excluding covered loans) at September 30, 2009. The increase in restructured loans that continue to accrue interest, compared with the third quarter of 2009 and the second quarter of 2010, reflected the impact of loan modifications for certain residential mortgage and consumer credit card customers in light of current economic conditions. The Company continues to work with customers to modify loans for borrowers who are having financial difficulties, including those acquired through FDIC-assisted bank acquisitions, but expects increases in restructured loans to continue to moderate.

CAPITAL POSITION					Table 11

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
($ in millions)	2010	2010	2010	2009	2009

Total U.S. Bancorp shareholders’ equity	$29,151	$28,169	$26,709	$25,963	$25,171
Tier 1 capital	24,908	24,021	23,278	22,610	21,990
Total risk-based capital	32,265	31,890	30,858	30,458	30,126

Tier 1 capital ratio	10.3%	10.1%	9.9%	9.6%	9.5%
Total risk-based capital ratio	13.3	13.4	13.2	12.9	13.0
Leverage ratio	9.0	8.8	8.6	8.5	8.6
Tier 1 common equity ratio	7.6	7.4	7.1	6.8	6.8
Tangible common equity ratio	6.2	6.0	5.6	5.3	5.4
Tangible common equity as a percent of risk-weighted assets	7.2	6.9	6.5	6.1	6.0
     Total U.S. Bancorp shareholders’ equity was $29.2 billion at September 30, 2010, compared with $28.2 billion at June 30, 2010, and $25.2 billion at September 30, 2009. The increase over the prior year included the issuance, net of related discount, of $430 million of perpetual preferred stock in exchange for certain income trust securities in the second quarter of 2010. The Tier 1 capital ratio was 10.3 percent at September 30, 2010, compared with 10.1 percent at June 30, 2010, and 9.5 percent at September 30, 2009. The Tier 1 common equity ratio was 7.6 percent at September 30, 2010, compared with 7.4 percent at June 30, 2010, and 6.8 percent at September 30, 2009. The tangible common equity ratio was 6.2 percent at September 30, 2010, compared with 6.0 percent at June 30, 2010, and 5.4 percent at September 30, 2009. All regulatory ratios continue to be in excess of “well-capitalized” requirements.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

COMMON SHARES					Table 12

	3Q	2Q	1Q	4Q	3Q
(Millions)	2010	2010	2010	2009	2009

Beginning shares outstanding	1,917	1,916	1,913	1,912	1,912
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	1	1	4	1	—
Shares repurchased for stock option plans	—	—	(1)	—	—

Ending shares outstanding	1,918	1,917	1,916	1,913	1,912

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			3Q 2010
($ in millions)	3Q	2Q	3Q	3Q10 vs	3Q10 vs	YTD	YTD	Percent	Earnings
Business Line	2010	2010	2009	2Q10	3Q09	2010	2009	Change	Composition

Wholesale Banking	$137	$94	$29	45.7	nm	$238	$87	nm	15%
Consumer Banking	243	162	206	50.0	18.0	586	638	(8.2)	27
Wealth Management & Securities Services	53	60	84	(11.7)	(36.9)	165	268	(38.4)	6
Payment Services	215	181	73	18.8	nm	508	217	nm	24
Treasury and Corporate Support	260	269	211	(3.3)	23.2	846	393	nm	28

Consolidated Company	$908	$766	$603	18.5	50.6	$2,343	$1,603	46.2	100%

(a) preliminary data
Lines of Business
     The Company’s major lines of business are Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced,
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2010, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis. Starting with the current quarter, lines of business results include the impact of transferring the operating activities of the FBOP acquisition to the appropriate operating segments. Covered commercial and commercial real estate credit-impaired loans and related other real estate remained in Treasury and Corporate Support.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking contributed $137 million of the Company’s net income in the third quarter of 2010, compared with $29 million in the third quarter of 2009 and $94 million in the second quarter of 2010. Wholesale Banking’s net income increased $108 million over the same quarter of 2009, due to higher total net revenue and a lower provision for credit losses, partially offset by an unfavorable variance in total noninterest expense. Net interest income increased $38 million (7.6 percent) year-over-year due to improved spreads on new loans, an increase in loan fees and the impact of the FBOP acquisition, partially offset by a decrease in average total loans and the impact of declining rates on the margin benefit from deposits. Total noninterest income increased $42 million (17.6 percent), mainly due to strong growth in commercial products revenue including, standby letters of credit, commercial loan and capital markets fees and higher equity investment income, partially offset by lower customer derivative revenue. Total noninterest expense increased $49 million (18.2 percent) over a year ago, primarily due to higher compensation and employee benefits expense and increased costs related to other real estate owned. The provision for credit losses was $141 million (32.9 percent) lower year-over-year due to a reduction in the reserve allocation and a decrease in net charge-offs.
     Wholesale Banking’s contribution to net income in the third quarter of 2010 was $43 million (45.7 percent) higher than the second quarter of 2010. This improvement was due to a reduction in the provision for credit losses and higher total net revenue, partially offset by an increase in total noninterest expense. Total net revenue was higher by $18 million (2.2 percent) due to higher net interest income, partially offset by a decline in total noninterest income. Net interest income was $29 million (5.7 percent) higher on a linked quarter basis as loan spreads improved. The $11 million (3.8 percent) decrease in total noninterest
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

income was the result of lower customer derivative revenue. Total noninterest expense increased by $2 million (.6 percent), principally due to higher compensation and employee benefits expense, partially offset by lower net shared services expense. The provision for credit losses decreased $52 million (15.3 percent) on a linked quarter basis due to lower net charge-offs, partially offset by an increase in allocated reserves.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $243 million of the Company’s net income in the third quarter of 2010, a $37 million (18.0 percent) increase over the third quarter of 2009, and an $81 million (50.0 percent) increase over the prior quarter. Within Consumer Banking, the retail banking division accounted for $60 million of the total contribution, a $4 million (6.3 percent) decrease from the same quarter of last year, but a $32 million increase over the previous quarter. The decrease in the retail banking division’s contribution from the same period of 2009 was primarily due to higher total noninterest expense, partially offset by a lower provision for credit losses. Retail banking’s net interest income increased 9.2 percent over the third quarter of 2009 due to improved spreads on loans, higher deposit volumes and loans fees, partially offset by the impact of lower rates on the margin benefit of deposits. Total noninterest income for the retail banking division decreased 16.1 percent from a year ago due to a reduction in deposit service charges principally due to the impact of revised overdraft fee policies, partially offset by an improvement in retail lease residual valuation income. Total noninterest expense for the retail banking division in the third quarter of 2010 was 18.0 percent higher year-over-year, principally due to higher compensation and employee benefits expense, higher processing costs and net occupancy and equipment expenses related to business expansion, including the impact of the FBOP acquisition. The provision for credit losses for the retail banking division was lower than the same quarter of last year, as stress within the residential mortgages, home equity, and other installment and consumer loan portfolios moderated. In the third quarter of 2010, the mortgage banking division’s contribution was $183 million, a 28.9 increase over the third quarter of 2009. The division’s total net revenue increased 15.0 percent over a year ago, reflecting higher mortgage loan production, partially offset by lower interest income on average mortgage loans held-for-sale. Total noninterest expense for the mortgage banking division increased 16.7 percent over the third quarter of 2009, primarily due to higher compensation expense and servicing costs
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

related to increased production. The provision for credit losses decreased 32.9 percent year-over-year for the mortgage banking division.
     Consumer Banking’s contribution in the third quarter of 2010 was $81 million (50.0 percent) higher than the second quarter of 2010 due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Within Consumer Banking, the retail banking division’s contribution increased $32 million on a linked quarter basis, principally due to an 18.2 percent decrease in the provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue for the retail banking division decreased .3 percent due to lower total noninterest income, reflecting the impact of the revised overdraft fee policies on deposit service charges, partially offset by higher net interest income due to growth in average loan and deposit balances and improved spreads on loans. Total noninterest expense for the retail banking division increased 1.6 percent on a linked quarter basis, the result of higher compensation and employee benefits expense, expense related to other real estate owned and shared services expense, partially offset by lower fraud losses. The provision for credit losses for the division decreased 18.2 percent due to lower net charge-offs compared with the second quarter of 2010. The contribution of the mortgage banking division increased 36.6 percent over the second quarter of 2010, driven by higher total net revenue. Total net revenue increased 25.3 percent due to a 26.2 percent increase in net interest income and higher mortgage banking revenue due to higher mortgage production, partially offset by an unfavorable net change in the valuation of MSRs and related economic hedging activities. Total noninterest expense increased 6.9 percent due to higher commission and incentive expense related to the increase in production. The mortgage banking division’s provision for credit losses increased 30.6 percent on a linked quarter basis due to a higher reserve allocation.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $53 million of the Company’s net income in the third quarter of 2010, a 36.9 percent decrease from the third quarter of 2009 and an 11.7 percent decrease from the second quarter of 2010. Total net revenue decreased by $7 million (1.9 percent) year-over-year. Net interest income was higher by $16 million (22.9 percent), primarily due to higher average deposit balances, partially offset by a decline in the related margin benefit. Total noninterest income declined $23 million (7.7 percent), as low interest rates negatively impacted money market investment fees
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

and lower money market fund balances led to a decline in account-level fees. Total noninterest expense increased by $36 million (15.9 percent), due to higher compensation and employee benefits expense. The provision for credit losses increased by $5 million (50.0 percent) due to an increase in net charge-offs.
     The decrease in the business line’s contribution in the third quarter of 2010 compared with the prior quarter was the result of a higher provision for credit losses, reflecting an increase in net charge-offs. Total net revenue increased $3 million (.8 percent), principally due to a favorable variance of $4 million (4.9 percent) in net interest income, the result of an improved margin benefit on average deposit balances. Total noninterest expense was essentially flat on a linked quarter basis.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $215 million of the Company’s net income in the third quarter of 2010, an increase of $142 million over the same period of 2009, and a $34 million (18.8 percent) increase over the prior quarter. The increase year-over-year was primarily due to higher total net revenue and a lower provision for credit losses. Total net revenue increased $54 million (5.0 percent) year-over-year. Net interest income increased $32 million (10.6 percent) due to strong growth in credit card balances and improved loan spreads, partially offset by the cost of rebates on the government card program and a decline in loan fees. Total noninterest income increased $22 million (2.8 percent) year-over-year, primarily due to increased transaction volumes across all products. Total noninterest expense increased $16 million (3.4 percent), driven by higher compensation and employee benefits expense and credit card-related professional services projects, partially offset by the timing of marketing and business development expense. The provision for credit losses decreased $187 million (37.9 percent) due to lower net charge-offs and a favorable change in the reserve allocation due to improved loss rates.
     Payment Services’ contribution in the third quarter of 2010 was $34 million (18.8 percent) higher than the second quarter of 2010 and was driven by a lower provision for credit losses and higher total net revenue, partially offset by an unfavorable variance in total noninterest expense. Total net revenue increased $17 million (1.5 percent) over the second quarter of 2010. Total noninterest income was $14 million (1.8 percent) higher on a linked quarter basis, principally due to higher transaction volumes, primarily in corporate payment products. Net interest income increased $3 million (.9 percent) due to wider loan spreads and higher volumes, partially offset by the cost of rebates on the government card program. Total noninterest expense increased $17 million (3.6 percent) on a linked quarter basis, due to higher
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

compensation and employee benefits expense and processing costs and an increase in professional services and marketing programs. The provision for credit losses decreased $51 million (14.2 percent) due to lower net charge-offs and a reduction in the reserve allocation, as the outlook for future losses on the credit card portfolios moderated.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $260 million in the third quarter of 2010, compared with net income of $211 million in the third quarter of 2009 and net income of $269 million in the second quarter of 2010. Net interest income increased $128 million (46.7 percent) over the third quarter of 2009, reflecting the impact of the FBOP acquisition, the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased by $19 million, year-over-year, primarily due to lower securities impairments, partially offset by the impact of the third quarter of 2009 gain related to the Company’s investment in Visa Inc. Total noninterest expense increased $66 million (40.5 percent) as a result of higher compensation and employee benefits expense, increased costs related to affordable housing and other tax-advantaged projects and litigation-related expenses.
     Net income in the third quarter of 2010 was lower on a linked quarter basis due to a decrease in total net revenue, partially offset by lower total noninterest expense. Total net revenue was lower by $62 million (12.8 percent) as net interest income declined by $29 million (6.7 percent), principally due to the Company’s asset/liability position. Total noninterest income declined by $33 million (63.5 percent) on a linked quarter basis, largely due to lower syndication revenue on tax-advantaged transactions, lower customer derivative revenue and the impact of the second quarter of 2010 gain related to the Company’s investment in Visa Inc., partially offset by lower securities impairments. The $36 million (13.6 percent) decrease in total noninterest expense from the second quarter of 2010 was primarily due to a reduction in conversion costs related to the FBOP acquisition and the impact of debt extinguishment costs in the prior quarter, partially offset by an increase in the Company’s contribution to its charitable foundation.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

On Wednesday, October 20, 2010, at 7:30 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 13138356. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, October 20th, and will run through Wednesday, October 27th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 13138356. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.
Minneapolis-based U.S. Bancorp (“USB”), with $291 billion in assets, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,013 banking offices in 24 states and 5,323 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.
Non-Regulatory Capital Ratios
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets, and

•	Tangible common equity to risk-weighted assets.
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U.S. Bancorp Reports Third quarter 2010 Results
October 20, 2010

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes shareholders’ equity associated with preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.
Because there are no standardized definitions for these non-regulatory capital ratios, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of the non-regulatory capital ratios.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2010	2009	2010	2009

Interest Income
Loans	$2,560	$2,373	$7,580	$7,068
Loans held for sale	71	87	162	221
Investment securities	400	374	1,204	1,210
Other interest income	46	23	119	65

Total interest income	3,077	2,857	9,065	8,564
Interest Expense
Deposits	231	299	696	937
Short-term borrowings	149	138	414	412
Long-term debt	273	313	822	1,007

Total interest expense	653	750	1,932	2,356

Net interest income	2,424	2,107	7,133	6,208
Provision for credit losses	995	1,456	3,444	4,169

Net interest income after provision for credit losses	1,429	651	3,689	2,039
Noninterest Income
Credit and debit card revenue	274	267	798	782
Corporate payment products revenue	191	181	537	503
Merchant processing services	318	300	930	836
ATM processing services	105	103	318	309
Trust and investment management fees	267	293	798	891
Deposit service charges	160	256	566	732
Treasury management fees	139	141	421	420
Commercial products revenue	197	157	563	430
Mortgage banking revenue	310	276	753	817
Investment products fees and commissions	27	27	82	82
Securities gains (losses), net	(9)	(76)	(64)	(293)
Other	131	168	436	427

Total noninterest income	2,110	2,093	6,138	5,936
Noninterest Expense
Compensation	973	769	2,780	2,319
Employee benefits	171	134	523	429
Net occupancy and equipment	229	203	682	622
Professional services	78	63	209	174
Marketing and business development	108	137	254	273
Technology and communications	186	175	557	487
Postage, printing and supplies	74	72	223	218
Other intangibles	90	94	278	280
Other	476	406	1,392	1,251

Total noninterest expense	2,385	2,053	6,898	6,053

Income before income taxes	1,154	691	2,929	1,922
Applicable income taxes	260	86	620	287

Net income	894	605	$2,309	1,635
Net (income) loss attributable to noncontrolling interests	14	(2)	34	(32)

Net income attributable to U.S. Bancorp	$908	$603	$2,343	$1,603

Net income applicable to U.S. Bancorp common shareholders	$871	$583	$2,381	$1,223

Earnings per common share	$.46	$.31	$1.25	$.67
Diluted earnings per common share	$.45	$.30	$1.24	$.66
Dividends declared per common share	$.05	$.05	$.15	$.15
Average common shares outstanding	1,913	1,908	1,911	1,832
Average diluted common shares outstanding	1,920	1,917	1,920	1,840

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2010	2009	2009
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$4,470	$6,206	$5,016
Investment securities
Held-to-maturity	557	47	48
Available-for-sale	48,406	44,721	42,288
Loans held for sale	8,438	4,772	6,030
Loans
Commercial	47,627	48,792	50,712
Commercial real estate	34,318	34,093	33,896
Residential mortgages	28,587	26,056	24,947
Retail	65,047	63,955	63,642

Total loans, excluding covered loans	175,579	172,896	173,197
Covered loans	19,038	21,859	9,549

Total loans	194,617	194,755	182,746
Less allowance for loan losses	(5,321)	(5,079)	(4,825)

Net loans	189,296	189,676	177,921
Premises and equipment	2,304	2,263	2,251
Goodwill	9,024	9,011	8,597
Other intangible assets	2,856	3,406	3,158
Other assets	25,303	21,074	19,749

Total assets	$290,654	$281,176	$265,058

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$40,750	$38,186	$34,250
Interest-bearing	118,863	115,135	104,950
Time deposits greater than $100,000	27,793	29,921	30,555

Total deposits	187,406	183,242	169,755
Short-term borrowings	34,341	31,312	28,166
Long-term debt	30,353	32,580	33,249
Other liabilities	8,611	7,381	8,008

Total liabilities	260,711	254,515	239,178
Shareholders’ equity
Preferred stock	1,930	1,500	1,500
Common stock	21	21	21
Capital surplus	8,310	8,319	8,308
Retained earnings	26,147	24,116	23,629
Less treasury stock	(6,363)	(6,509)	(6,534)
Accumulated other comprehensive income (loss)	(894)	(1,484)	(1,753)

Total U.S. Bancorp shareholders’ equity	29,151	25,963	25,171
Noncontrolling interests	792	698	709

Total equity	29,943	26,661	25,880

Total liabilities and equity	$290,654	$281,176	$265,058

U.S. Bancorp

Non-Regulatory Capital Ratios

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Millions, Unaudited)	2010 *	2010	2010	2009	2009

Total equity	$29,943	$28,940	$27,388	$26,661	$25,880
Preferred stock	(1,930)	(1,930)	(1,500)	(1,500)	(1,500)
Noncontrolling interests	(792)	(771)	(679)	(698)	(709)
Goodwill (net of deferred tax liability)	(8,429)	(8,425)	(8,374)	(8,482)	(8,161)
Intangible assets, other than mortgage servicing rights	(1,434)	(1,525)	(1,610)	(1,657)	(1,604)

Tangible common equity (a)	17,358	16,289	15,225	14,324	13,906

Tier 1 capital, determined in accordance with prescribed regulatory requirements	24,908	24,021	23,278	22,610	21,990
Trust preferred securities	(3,949)	(3,949)	(4,524)	(4,524)	(4,024)
Preferred stock	(1,930)	(1,930)	(1,500)	(1,500)	(1,500)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(694)	(694)	(692)	(692)	(692)

Tier 1 common equity (b)	18,335	17,448	16,562	15,894	15,774

Total assets	290,654	283,243	282,428	281,176	265,058
Goodwill (net of deferred tax liability)	(8,429)	(8,425)	(8,374)	(8,482)	(8,161)
Intangible assets, other than mortgage servicing rights	(1,434)	(1,525)	(1,610)	(1,657)	(1,604)

Tangible assets (c)	280,791	273,293	272,444	271,037	255,293
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	242,490	237,145	234,042	235,233	231,993

Ratios
Tangible common equity to tangible assets (a)/(c)	6.2%	6.0%	5.6%	5.3%	5.4%
Tier 1 common equity to risk-weighted assets (b)/(d)	7.6	7.4	7.1	6.8	6.8
Tangible common equity to risk-weighted assets (a)/(d)	7.2	6.9	6.5	6.1	6.0

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.